Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	July 15, 2019
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Second Quarter 2019 Net Income of $81.5 million and Year-to-Date Net Income of $170.6 million

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced net income of $81.5 million or $1.38 per diluted common share for the second quarter of 2019, a decrease in diluted earnings per common share of 9.2% compared to the prior quarter and 9.8% compared to the second quarter of 2018. The Company recorded net income of $170.6 million or $2.91 per diluted common share for the first six months of 2019 compared to net income of $171.6 million or $2.93 per diluted common share for the same period of 2018.

Highlights of the Second Quarter of 2019:
Comparative information to the first quarter of 2019

•
Total assets increased by $1.3 billion, including $220 million from the acquisition of Rush-Oak Corporation ("ROC"), the parent company of Oak Bank (the "Oak Bank Acquisition"), or 16% on an annualized basis.

•	Total loans increased by $1.1 billion, including $114 million from the Oak Bank Acquisition, or 18% on an annualized basis.

•	Total deposits increased by $714 million, including $158 million from the Oak Bank Acquisition, or 11% on an annualized basis.

•	Net interest income increased by $4.2 million as the impact of a $797 million increase in average earning assets was partially offset by an eight basis point decline in net interest margin.

•
Mortgage banking production revenue increased by $13.3 million as mortgage originations for sale totaled $1.2 billion in the second quarter of 2019 as compared to $678 million in the first quarter of 2019.

Other highlights of the second quarter of 2019

•	Total period end loans were $751 million higher than average total loans in the current quarter.

•	Recorded the following activity related to mortgage servicing rights:

◦	Current period capitalization of $9.8 million;

◦	Reduction in value related to payoffs and paydowns of $4.1 million; and

◦	Reduction in value related to changes in fair value model assumptions, net of derivative contract activity held as an economic hedge, of $3.4 million.

•
Recognized $24.6 million of provision for credit losses and $22.3 million of net charge-offs, of which $15.2 million of provision for credit losses and $18.4 million of net charge-offs related to three credits.

•	Completed a subordinated debt issuance which generated proceeds of $297.5 million, net of the underwriting discount, and contributed to increase the total capital ratio to approximately 12.3%.

•	Opened a new branch in Waukegan, Illinois, as well as completed the Oak Bank Acquisition, with one branch in the city of Chicago.

•	Announced an agreement to acquire STC Bancshares Corp., the parent company of STC Capital Bank, which is expected to close in the third quarter of 2019.

Edward J. Wehmer, President and Chief Executive Officer, commented, "Wintrust reported net income of $81.5 million for the second quarter of 2019, down from $89.1 million in the first quarter of 2019. The Company experienced strong balance sheet growth as total assets were $1.3 billion higher than the prior quarter end and $4.2 billion higher than the second quarter of 2018.

The second quarter was characterized by strong balance sheet growth, increased mortgage banking revenue, resolution of problem credits, and a continued focus to increase franchise value in our market area."

Mr. Wehmer continued, "This quarter demonstrated our asset-driven mentality as we generated high quality assets while leveraging our retail banking footprint to grow core deposit funding. The Company experienced significant loan growth in the quarter as total loans grew by $1.1 billion and the yield on loans remained relatively flat to the prior quarter. Additionally, the loan growth was diversified across various loan portfolios as we experienced growth of $380 million of commercial premium finance receivables, $303 million of commercial real estate loans and $277 million of commercial loans. Total deposits increased by $714 million in the current quarter although the rate on interest bearing deposits increased by eight basis points. We remain aggressive in growing quality assets that meet our standards and will seek to fund that by expanding deposit market share and household penetration."

Mr. Wehmer noted, “Our mortgage banking business production increased dramatically in the current quarter as loan volumes originated for sale increased to $1.2 billion from $678 million in the first quarter of 2019. The favorable increase in origination volume was a result of the seasonal purchase market combined with increased refinance activity due to the declining interest rate environment. Declining long-term interest rates also contributed to a $4.1 million reduction in our mortgage servicing rights portfolio related to payoffs and paydowns as well as a $3.4 million reduction due to changes in fair value assumptions, net of hedging gain. However, those declines were more than offset by capitalization of retained servicing rights of $9.8 million in the current quarter. We continue to focus on efficiencies in our delivery channels and our operating costs in our mortgage banking area. We believe that the mortgage rate outlook bodes well for mortgage origination demand in future quarters."

Commenting on credit quality, Mr. Wehmer stated, "During the current quarter, the Company recorded $24.6 million of provision for credit losses and $22.3 million of net charge-offs, of which $15.2 million of provision for credit losses and $18.4 million of net charge-offs related to three credits. This contributed to a four basis point reduction in non-performing loans as a percent of total loans to 0.45%. The Company recorded additional provision expense during the current quarter in recognition of the significant loan growth as well as certain specific reserves on other non-performing loans. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit. We do not believe that the charges taken during the current quarter represent any pervasive issues that may have broader implications on the credit quality of our loan portfolio."

Turning to the future, Mr. Wehmer stated, “We have experienced significant franchise growth in the first two quarters of 2019 and believe that our opportunities for both internal and external growth remain consistently strong. Total period-end loans exceeded total average loans by $751 million in the current quarter, providing momentum for an increase in net interest income in the third quarter of 2019 despite market conditions that are applying pressure to the net interest margin. We plan to continue to emphasize core deposit growth and we will remain diligent in monitoring the interest rate environment to ensure that we react quickly in adjusting deposit pricing in the event of further interest rate reductions. We plan to continue in our steady and measured approach to achieve our main objectives of growing franchise value, increasing profitability, leveraging our expense infrastructure and continuing to increase shareholder value. Evaluating strategic acquisitions, like the Oak Bank Acquisition and the announced acquisition of STC Bancshares Corp., and organic branch growth will continue to be a part of our overall growth strategy with the goal of becoming Chicago’s bank and Wisconsin’s bank."

The graphs below illustrate certain highlights of the second quarter of 2019.

*See Table 16 in this report for the MSR Valuation Adjustment, net of gain on derivative contract held as an economic hedge.

SUMMARY OF RESULTS:

BALANCE SHEET

Total assets grew by $1.3 billion in the second quarter of 2019 primarily driven by $1.1 billion of loan growth as well as an increase in mortgage loans held-for-sale of $146.4 million. There were no material additions to the Company's investment portfolio during the current quarter due to the lack of acceptable financial returns given the current interest rate environment. The Company held $1.4 billion of interest bearing cash as of June 30, 2019 in order to maintain adequate liquidity.

Total liabilities grew by $1.2 billion in the second quarter of 2019 primarily comprised of growth in total deposits of $714.1 million and an increase of $296.8 million in subordinated notes. Management believes in substantially funding the balance sheet with core deposits and utilizes brokered or wholesale funding sources as appropriate to manage its liquidity position as well as for interest rate risk management purposes.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 4 in this report.

NET INTEREST INCOME

For the second quarter of 2019, net interest income totaled $266.2 million, an increase of $4.2 million as compared to the first quarter of 2019 and an increase of $28.0 million as compared to the second quarter of 2018. The $4.2 million increase in net interest income in the second quarter of 2019 compared to the first quarter of 2019 was attributable to a $6.6 million increase related to balance sheet growth and a $2.9 million increase from one more day in the quarter partially offset by a $5.3 million decrease due to a reduction in net interest margin.

Net interest margin was 3.62% (3.64% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2019 compared to 3.70% (3.72% on a fully taxable-equivalent basis, non-GAAP) during the first quarter of 2019 and 3.61% (3.63% on a fully taxable-equivalent basis, non-GAAP) during the second quarter of 2018. The eight basis point decrease in net interest margin in the second quarter of 2019 as compared to the first quarter of 2019 is primarily due to an increase in the rate on interest bearing liabilities of 11 basis points partially offset by a three basis point increase in the contribution of net free funds. The 11 basis point increase in the rate on interest bearing liabilities was primarily due to an eight basis point increase in deposit pricing related to promotional efforts to expand our market penetration, including at new branches. Additionally, the rate on interest bearing liabilities was negatively impacted by three basis points due to a higher mix of wholesale borrowings including the subordinated debt issuance in the current quarter and the utilization of Federal Home Loan Bank borrowings to fund asset growth. The yield on earning assets remained unchanged in the second quarter as compared to first quarter as the yield on loans remained relatively consistent quarter over quarter.

For the first six months of 2019, net interest income totaled $528.2 million, an increase of $64.9 million as compared to the first six months of 2018. Net interest margin was 3.66% (3.68% on a fully taxable-equivalent basis) for the first six months of 2019 compared to 3.58% (3.60% on a fully taxable-equivalent basis) for the first six months of 2018.

For more information regarding net interest income, see Tables 5 through 10 in this report.

ASSET QUALITY

The allowance for credit losses is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit).

Net charge-offs as a percentage of average total loans, in the second quarter of 2019 totaled 36 basis points on an annualized basis compared to nine basis points on an annualized basis in the first quarter of 2019 and two basis points on an annualized basis in the second quarter of 2018. Net charge-offs totaled $22.3 million in the second quarter of 2019, a $17.2 million increase from $5.1 million in the first quarter of 2019 and a $21.2 million increase from $1.1 million in the second quarter of 2018. The provision for credit losses totaled $24.6 million for the second quarter of 2019 compared to $10.6 million for the first quarter of 2019 and $5.0 million for the second quarter of 2018. Of the $24.6 million of provision for credit losses and $22.3 million of net charge-

offs recognized in the current quarter, $18.4 million of net charge-offs and $15.2 million of provision expense, respectively, related to three credits. For more information regarding net charge-offs, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances, however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans and other factors.

As part of the regular quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and consumer, niche and purchased loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the consumer, niche and purchased loan portfolio as of June 30, 2019 and March 31, 2019 is shown on Table 12 of this report.

As of June 30, 2019, $54.9 million of all loans, or 0.2%, were 60 to 89 days past due and $129.1 million, or 0.5%, were 30 to 59 days (or one payment) past due. As of March 31, 2019, $19.2 million of all loans, or 0.1%, were 60 to 89 days past due and $176.2 million, or 0.7%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at June 30, 2019 that are current with regard to the contractual terms of the loan agreement represent 97.9% of the total home equity portfolio. Residential real estate loans at June 30, 2019 that are current with regards to the contractual terms of the loan agreements comprise 98.2% of total residential real estate loans outstanding. For more information regarding past due loans, see Table 13 in this report.

Purchased loans acquired in a business combination are recorded at estimated fair value on their purchase date. In accordance with accounting guidance, credit deterioration on purchased loans is recorded as a credit discount at the time of purchase. In addition to the $160.4 million of allowance for loan losses, there was $6.9 million of non-accretable credit discount on purchased loans reported in accordance with ASC 310-30 that is available to absorb credit losses as of June 30, 2019.

The ratio of non-performing assets to total assets was 0.40% as of June 30, 2019, compared to 0.43% at March 31, 2019, and 0.40% at June 30, 2018. Non-performing assets, excluding PCI loans, totaled $133.5 million at June 30, 2019, compared to $139.4 million at March 31, 2019 and $118.9 million at June 30, 2018. Non-performing loans, excluding PCI loans, totaled $113.4 million, or 0.45% of total loans, at June 30, 2019 compared to $117.6 million, or 0.49% of total loans, at March 31, 2019 and $83.3 million, or 0.37% of total loans, at June 30, 2018. Other real estate owned ("OREO") of $19.8 million at June 30, 2019 decreased $1.7 million compared to $21.5 million at March 31, 2019 and decreased $15.5 million compared to $35.3 million at June 30, 2018. Management is pursuing the resolution of all non-performing assets. At this time, management believes reserves are appropriate to absorb inherent losses and OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 14 in this report.

NON-INTEREST INCOME

Wealth management revenue increased by $162,000 during the second quarter of 2019 as compared to the first quarter of 2019 primarily due to increased brokerage commissions and asset management fees. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue increased by $19.3 million in the second quarter of 2019 as compared to the first quarter of 2019 primarily as a result of higher production revenues and an increase in the fair value of the mortgage servicing rights portfolio in the second quarter of 2019. Production revenue increased by $13.3 million in the second quarter of 2019 as compared to the first quarter of 2019 primarily due to a significant increase in origination volumes as a result of the seasonal purchase market and increased refinancing activity. The percentage of origination volume from refinancing activities was 37% in the second quarter of 2019 as compared to 33% in the first quarter of 2019. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the second quarter of 2019, the fair value of the mortgage servicing rights portfolio increased as retained servicing rights led to the capitalization of $9.8 million partially offset by negative fair value adjustments of $4.3 million and a reduction in value of $4.1 million due to payoffs and paydowns of the existing portfolio. The Company purchased an option at the beginning of the second quarter of 2019 to economically hedge a portion of the potential negative fair value changes recorded in earnings related to its mortgage servicing rights portfolio. The option was exercised during the current quarter resulting in a net gain of $920,000 which was recorded in mortgage banking revenue.

The net gains recognized on investment securities in the second quarter of 2019 and first quarter of 2019, respectively, were primarily due to unrealized gains recognized on equity securities held by the Company, including a large cap value mutual fund.

The Company recorded $643,000 of fees from covered call options in the second quarter of 2019 as compared to $1.8 million in the first quarter of 2019. The Company has typically written call options with terms of less than three months against certain U.S. Treasury and agency securities held in its portfolio for liquidity and other purposes. Management has entered into these transactions with the goal of economically hedging security positions and enhancing its overall return on its investment portfolio by using fees generated from these options to compensate for net interest margin compression. These option transactions are designed to mitigate overall interest rate risk and do not qualify as hedges pursuant to accounting guidance. There were no outstanding call option contracts at June 30, 2019, March 31, 2019 or June 30, 2018.

Miscellaneous non-interest income decreased by $2.3 million in the second quarter of 2019 as compared to the first quarter of 2019 primarily due to reduced income from investments in partnerships.

For more information regarding non-interest income, see Tables 15 and 16 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $8.0 million in the second quarter of 2019 as compared to the first quarter of 2019. The $8.0 million increase is comprised of an increase of $1.3 million in salaries expense, $4.9 million in commissions and incentive compensation and $1.8 million in benefits expense. The increase in salaries expense is primarily due to increased staffing as the Company grows, including additional salaries from the Oak Bank Acquisition as well as a full quarter impact of annual merit increases that were effective in February. Commissions and incentive compensation increased in the current quarter primarily related to the increased volume of mortgage originations for sale. The increase in benefits expense relates primarily to increases in employee insurance expense in the current quarter.

Equipment expense totaled $12.8 million in the second quarter of 2019, an increase of $1.0 million as compared to the first quarter of 2019. The increase in the current quarter relates primarily to increased software depreciation and licensing expenses and maintenance and repairs.

Data processing expenses decreased by $1.3 million in the second quarter of 2019 as compared to the first quarter of 2019 primarily due to the realization of a full quarter impact of favorable contract negotiations on various data processing contracts which were completed in the first quarter of 2019.

Advertising and marketing expenses in the second quarter of 2019 increased by $3.0 million as compared to the first quarter of 2019 primarily related to higher corporate sponsorship costs, which are typically higher in the spring and summer due to our marketing efforts related to baseball sponsorships, as well as increased spending related to deposit generation and brand awareness to grow our loan and deposit portfolios.

Miscellaneous expenses increased by $2.4 million during the second quarter of 2019 as compared to the first quarter of 2019 primarily as a result of loan expenses and travel and entertainment expenses. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors' fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses, operating losses and lending origination costs that are not deferred.

For more information regarding non-interest income, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $28.7 million in the second quarter of 2019 compared to $29.5 million in the first quarter of 2019 and $32.0 million in the second quarter of 2018. The effective tax rates were 26.06% in the second quarter of 2019 compared to 24.86% in the first quarter of 2019 and 26.33% in the second quarter of 2018. During the first six months of 2019, the Company recorded income tax expense of $58.2 million compared to $58.1 million for the first six months of 2018. The effective tax rates were 25.44% for the first six months of 2019 and 25.30% for the first six months of 2018.

The quarterly and year-to-date effective tax rates were impacted by excess tax benefits related to share-based compensation. These excess tax benefits were $69,000 in the second quarter of 2019 and $1.6 million in the first quarter of 2019 compared to $712,000 in the second quarter of 2018 and $2.6 million in the first quarter of 2018. Excess tax benefits are expected to be higher in the first quarter when the majority of the Company's shared-based awards vest, and will fluctuate throughout the year based on the Company's stock price and timing of employee stock option exercises and vesting of other share-based awards.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the second quarter of 2019, revenue within this unit was primarily driven by increased net interest income due to increased earning assets and one additional day in the second quarter, partially offset by higher rates on interest bearing liabilities. Mortgage banking revenue increased significantly from $18.2 million for the first quarter of 2019 to $37.4 million for the second quarter of 2019. Services charges on deposit accounts totaled $9.3 million in the second quarter of 2019 an increase of $429,000 as compared to the first quarter of 2019 primarily due to higher account analysis fees. The Company's gross commercial and commercial real estate loan pipelines remain strong. Before the impact of scheduled payments and prepayments, gross commercial and commercial real estate loan pipelines were estimated to be approximately $1.2 billion to $1.3 billion at June 30, 2019. When adjusted for the probability of closing, the pipelines were estimated to be approximately $750 million to $800 million at June 30, 2019.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries and accounts receivable financing, value-added, out-sourced administrative services, and other services. In the second quarter of 2019, the specialty finance unit experienced higher revenue primarily as a result of increased volumes and higher yields within its insurance premium financing receivables portfolio. Originations within the insurance premium financing receivables portfolio were $2.4 billion during the second quarter of 2019 and average balances increased by $228.0 million as compared to the first quarter of 2019. The increase in average balances along with higher yields on these loans resulted in a $5.2 million increase in interest income attributed to the insurance premium finance receivables portfolio. The Company's leasing business grew during the second quarter of 2019, with its portfolio of assets, including capital leases, loans and equipment on operating leases, increasing $80.4 million to $1.4 billion at the end of the second quarter of 2019. Revenues from the Company's out-sourced administrative services business remained relatively steady, totaling approximately $1.0 million in both the first quarter and the second quarter of 2019.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue increased by $162,000 in the second quarter of 2019 compared to the first quarter of 2019, totaling $24.1 million in the current period. At June 30, 2019, the Company’s wealth management subsidiaries had approximately $25.9 billion of assets under administration, which included $3.6 billion of assets owned by the Company and its subsidiary banks, representing a $772.9 million increase from the $25.1 billion of assets under administration at March 31, 2019. The increase in the second quarter of 2019 was primarily due to market appreciation as well as increased business.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Acquisitions

On May 24, 2019, the Company completed the Oak Bank Acquisition. Through this business combination, the Company acquired Oak Bank's one banking location in Chicago, Illinois, as well as approximately $223.8 million in assets, including approximately $126.1 million in loans, and approximately $161.2 million in deposits. The Company recorded goodwill of $10.7 million on the acquisition.

On December 14, 2018, the Company acquired Elektra Holding Company, LLC ("Elektra"), the parent company of Chicago Deferred Exchange Company, LLC ("CDEC"). CDEC is a provider of Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.  CDEC has successfully facilitated more than 8,000 like-kind exchanges in the past decade for taxpayers nationwide.  These transactions typically generate customer deposits during the period following the sale of the property until such proceeds are used to purchase a replacement property.  The Company recorded goodwill of $37.6 million on the acquisition.

On December 7, 2018, the Company completed its acquisition of certain assets and the assumption of certain liabilities of American Enterprise Bank ("AEB"). Through this asset acquisition, the Company acquired approximately $164.0 million in assets, including approximately $119.3 million in loans, and approximately $150.8 million in deposits.

On August 1, 2018, the Company completed its acquisition of Chicago Shore Corporation ("CSC"). CSC was the parent company of Delaware Place Bank. Through this business combination, the Company acquired Delaware Place Bank's one banking location in Chicago, Illinois as well as approximately $282.8 million in assets, including approximately $152.7 million in loans, and approximately $213.1 million in deposits. The Company recorded goodwill of $26.6 million on the acquisition.

On January 4, 2018, the Company acquired certain assets and assumed certain liabilities of the mortgage banking business of Veterans First, in a business combination. The Company also acquired mortgage servicing rights assets from Veterans First on approximately 10,000 loans, totaling an estimated $1.6 billion in unpaid principal balance. Veterans First is a consumer direct lender with two offices, operating one in Salt Lake City and one in San Diego. The Company recorded goodwill of $9.1 million on the acquisition.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the second quarter of 2019, as compared to the first quarter of 2019 (sequential quarter) and second quarter of 2018 (linked quarter), are shown in the table below:

				% or(4) basis point (bp) change from 1st Quarter 2019	% or basis point (bp) change from 2nd Quarter 2018
	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018
Net income	$81,466	$89,146	$89,580	(9)%	(9)%
Net income per common share – diluted	1.38	1.52	1.53	(9)	(10)
Net revenue (1)	364,360	343,643	333,403	6	9
Net interest income	266,202	261,986	238,170	2	12
Net interest margin	3.62%	3.70%	3.61%	(8) bp	1	bp
Net interest margin - fully taxable equivalent (non-GAAP) (2)	3.64	3.72	3.63	(8)	1
Net overhead ratio (3)	1.64	1.72	1.57	(8)	7
Return on average assets	1.02	1.16	1.26	(14)	(24)
Return on average common equity	9.68	11.09	11.94	(141)	(226)
Return on average tangible common equity (non-GAAP) (2)	12.28	14.14	14.72	(186)	(244)
At end of period
Total assets	$33,641,769	$32,358,621	$29,464,588	16%	14%
Total loans (5)	25,304,659	24,214,629	22,610,560	18	12
Total deposits	27,518,815	26,804,742	24,365,479	11	13
Total shareholders’ equity	3,446,950	3,371,972	3,106,871	9	11

(1)	Net revenue is net interest income plus non-interest income.

(2)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(3)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

(5)	Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Selected Financial Condition Data (at end of period):
Total assets	$33,641,769	$32,358,621	$31,244,849	$30,142,731	$29,464,588
Total loans (1)	25,304,659	24,214,629	23,820,691	23,123,951	22,610,560
Total deposits	27,518,815	26,804,742	26,094,678	24,916,715	24,365,479
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	3,446,950	3,371,972	3,267,570	3,179,822	3,106,871
Selected Statements of Income Data:
Net interest income	$266,202	$261,986	$254,088	$247,563	$238,170	$528,188	$463,252
Net revenue (2)	364,360	343,643	329,396	347,493	333,403	708,003	644,164
Net income	81,466	89,146	79,657	91,948	89,580	170,612	171,561
Net income per common share – Basic	1.40	1.54	1.38	1.59	1.55	2.94	2.98
Net income per common share – Diluted	1.38	1.52	1.35	1.57	1.53	2.91	2.93
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.62%	3.70%	3.61%	3.59%	3.61%	3.66%	3.58%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	3.64	3.72	3.63	3.61	3.63	3.68	3.60
Non-interest income to average assets	1.23	1.06	0.99	1.34	1.34	1.15	1.29
Non-interest expense to average assets	2.87	2.79	2.78	2.87	2.90	2.83	2.87
Net overhead ratio (4)	1.64	1.72	1.79	1.53	1.57	1.68	1.58
Return on average assets	1.02	1.16	1.05	1.24	1.26	1.09	1.23
Return on average common equity	9.68	11.09	10.01	11.86	11.94	10.37	11.62
Return on average tangible common equity (non-GAAP) (3)	12.28	14.14	12.48	14.64	14.72	13.19	14.38
Average total assets	$32,055,769	$31,216,171	$30,179,887	$29,525,109	$28,567,579	$31,638,289	$28,190,683
Average total shareholders’ equity	3,414,340	3,309,078	3,200,654	3,131,943	3,064,154	3,362,000	3,030,062
Average loans to average deposits ratio	93.9%	92.7%	92.4%	92.2%	95.5%	93.3%	95.3%
Period-end loans to deposits ratio	92.0	90.3	91.3	92.8	92.8
Common Share Data at end of period:
Market price per common share	$73.16	$67.33	$66.49	$84.94	$87.05
Book value per common share	58.62	57.33	55.71	54.19	52.94
Tangible book value per common share (non-GAAP) (3)	47.48	46.38	44.67	44.16	43.50
Common shares outstanding	56,667,846	56,638,968	56,407,558	56,377,169	56,329,276
Other Data at end of period:
Tier 1 leverage ratio (5)	9.1%	9.1%	9.1%	9.3%	9.4%
Risk-based capital ratios:
Tier 1 capital ratio (5)	9.6	9.8	9.7	10.0	10.0
Common equity tier 1 capital ratio(5)	9.2	9.3	9.3	9.5	9.6
Total capital ratio (5)	12.3	11.7	11.6	12.0	12.1
Allowance for credit losses (6)	$161,901	$159,622	$154,164	$151,001	$144,645
Non-performing loans	113,447	117,586	113,234	127,227	83,282
Allowance for credit losses to total loans (6)	0.64%	0.66%	0.65%	0.65%	0.64%
Non-performing loans to total loans	0.45	0.49	0.48	0.55	0.37
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	172	170	167	166	162

(1)	Excludes mortgage loans held-for-sale.

(2)	Net revenue includes net interest income and non-interest income.

(3)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance measure/ratio.

(4)
The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(5)	Capital ratios for current quarter-end are estimated.

(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2019	2019	2018	2018	2018
Assets
Cash and due from banks	$300,934	$270,765	$392,142	$279,936	$304,580
Federal funds sold and securities purchased under resale agreements	58	58	58	57	62
Interest bearing deposits with banks	1,437,105	1,609,852	1,099,594	1,137,044	1,221,407
Available-for-sale securities, at fair value	2,186,154	2,185,782	2,126,081	2,164,985	1,940,787
Held-to-maturity securities, at amortized cost	1,191,634	1,051,542	1,067,439	966,438	890,834
Trading account securities	2,430	559	1,692	688	862
Equity securities with readily determinable fair value	44,319	47,653	34,717	36,414	37,839
Federal Home Loan Bank and Federal Reserve Bank stock	92,026	89,013	91,354	99,998	96,699
Brokerage customer receivables	13,569	14,219	12,609	15,649	16,649
Mortgage loans held-for-sale	394,975	248,557	264,070	338,111	455,712
Loans, net of unearned income	25,304,659	24,214,629	23,820,691	23,123,951	22,610,560
Allowance for loan losses	(160,421)	(158,212)	(152,770)	(149,756)	(143,402)
Net loans	25,144,238	24,056,417	23,667,921	22,974,195	22,467,158
Premises and equipment, net	711,214	676,037	671,169	664,469	639,345
Lease investments, net	230,111	224,240	233,208	199,241	194,160
Accrued interest receivable and other assets	1,023,896	888,492	696,707	700,568	666,673
Trade date securities receivable	237,607	375,211	263,523	—	450
Goodwill	584,911	573,658	573,141	537,560	509,957
Other intangible assets	46,588	46,566	49,424	27,378	21,414
Total assets	$33,641,769	$32,358,621	$31,244,849	$30,142,731	$29,464,588
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$6,719,958	$6,353,456	$6,569,880	$6,399,213	$6,520,724
Interest bearing	20,798,857	20,451,286	19,524,798	18,517,502	17,844,755
Total deposits	27,518,815	26,804,742	26,094,678	24,916,715	24,365,479
Federal Home Loan Bank advances	574,823	576,353	426,326	615,000	667,000
Other borrowings	418,057	372,194	393,855	373,571	255,701
Subordinated notes	436,021	139,235	139,210	139,172	139,148
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Accrued interest payable and other liabilities	993,537	840,559	669,644	664,885	676,823
Total liabilities	30,194,819	28,986,649	27,977,279	26,962,909	26,357,717
Shareholders’ Equity:
Preferred stock	125,000	125,000	125,000	125,000	125,000
Common stock	56,794	56,765	56,518	56,486	56,437
Surplus	1,569,969	1,565,185	1,557,984	1,553,353	1,547,511
Treasury stock	(6,650)	(6,650)	(5,634)	(5,547)	(5,355)
Retained earnings	1,747,266	1,682,016	1,610,574	1,543,680	1,464,494
Accumulated other comprehensive loss	(45,429)	(50,344)	(76,872)	(93,150)	(81,216)
Total shareholders’ equity	3,446,950	3,371,972	3,267,570	3,179,822	3,106,871
Total liabilities and shareholders’ equity	$33,641,769	$32,358,621	$31,244,849	$30,142,731	$29,464,588

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Six Months Ended
(In thousands, except per share data)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Interest income
Interest and fees on loans	$309,161	$296,987	$283,311	$271,134	$255,063	$606,148	$490,057
Mortgage loans held-for-sale	3,104	2,209	3,409	5,285	4,226	5,313	7,044
Interest bearing deposits with banks	5,206	5,300	5,628	5,423	3,243	10,506	6,039
Federal funds sold and securities purchased under resale agreements	—	—	—	—	1	—	1
Investment securities	27,721	27,956	26,656	21,710	19,888	55,677	39,016
Trading account securities	5	8	14	11	4	13	18
Federal Home Loan Bank and Federal Reserve Bank stock	1,439	1,355	1,343	1,235	1,455	2,794	2,753
Brokerage customer receivables	178	155	235	164	167	333	324
Total interest income	346,814	333,970	320,596	304,962	284,047	680,784	545,252
Interest expense
Interest on deposits	67,024	60,976	55,975	48,736	35,293	128,000	61,842
Interest on Federal Home Loan Bank advances	4,193	2,450	2,563	1,947	4,263	6,643	7,902
Interest on other borrowings	3,525	3,633	3,199	2,003	1,698	7,158	3,397
Interest on subordinated notes	2,806	1,775	1,788	1,773	1,787	4,581	3,560
Interest on junior subordinated debentures	3,064	3,150	2,983	2,940	2,836	6,214	5,299
Total interest expense	80,612	71,984	66,508	57,399	45,877	152,596	82,000
Net interest income	266,202	261,986	254,088	247,563	238,170	528,188	463,252
Provision for credit losses	24,580	10,624	10,401	11,042	5,043	35,204	13,389
Net interest income after provision for credit losses	241,622	251,362	243,687	236,521	233,127	492,984	449,863
Non-interest income
Wealth management	24,139	23,977	22,726	22,634	22,617	48,116	45,603
Mortgage banking	37,411	18,158	24,182	42,014	39,834	55,569	70,794
Service charges on deposit accounts	9,277	8,848	9,065	9,331	9,151	18,125	18,008
Gains (losses) on investment securities, net	864	1,364	(2,649)	90	12	2,228	(339)
Fees from covered call options	643	1,784	626	627	669	2,427	2,266
Trading (losses) gains, net	(44)	(171)	(155)	(61)	124	(215)	227
Operating lease income, net	11,733	10,796	10,882	9,132	8,746	22,529	18,437
Other	14,135	16,901	10,631	16,163	14,080	31,036	25,916
Total non-interest income	98,158	81,657	75,308	99,930	95,233	179,815	180,912
Non-interest expense
Salaries and employee benefits	133,732	125,723	122,111	123,855	121,675	259,455	234,111
Equipment	12,759	11,770	11,523	10,827	10,527	24,529	20,599
Operating lease equipment depreciation	8,768	8,319	8,462	7,370	6,940	17,087	13,473
Occupancy, net	15,921	16,245	15,980	14,404	13,663	32,166	27,430
Data processing	6,204	7,525	8,447	9,335	8,752	13,729	17,245
Advertising and marketing	12,845	9,858	9,414	11,120	11,782	22,703	20,606
Professional fees	6,228	5,556	9,259	9,914	6,484	11,784	13,133
Amortization of other intangible assets	2,957	2,942	1,407	1,163	997	5,899	2,001
FDIC insurance	4,127	3,576	4,044	4,205	4,598	7,703	8,960
OREO expense, net	1,290	632	1,618	596	980	1,922	3,906
Other	24,776	22,228	19,068	20,848	20,371	47,004	39,654
Total non-interest expense	229,607	214,374	211,333	213,637	206,769	443,981	401,118
Income before taxes	110,173	118,645	107,662	122,814	121,591	228,818	229,657
Income tax expense	28,707	29,499	28,005	30,866	32,011	58,206	58,096
Net income	$81,466	$89,146	$79,657	$91,948	$89,580	$170,612	$171,561
Preferred stock dividends	2,050	2,050	2,050	2,050	2,050	4,100	4,100
Net income applicable to common shares	$79,416	$87,096	$77,607	$89,898	$87,530	$166,512	$167,461
Net income per common share - Basic	$1.40	$1.54	$1.38	$1.59	$1.55	$2.94	$2.98
Net income per common share - Diluted	$1.38	$1.52	$1.35	$1.57	$1.53	$2.91	$2.93
Cash dividends declared per common share	$0.25	$0.25	$0.19	$0.19	$0.19	$0.50	$0.38
Weighted average common shares outstanding	56,662	56,529	56,395	56,366	56,299	56,596	56,218
Dilutive potential common shares	699	699	892	918	928	700	909
Average common shares and dilutive common shares	57,361	57,228	57,287	57,284	57,227	57,296	57,127

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	December 31, 2018 (1)	June 30, 2018
Balance:
Commercial	$8,270,774	$7,994,191	$7,828,538	$7,473,958	$7,289,060	11%	13%
Commercial real estate	7,276,244	6,973,505	6,933,252	6,746,774	6,575,084	10	11
Home equity	527,370	528,448	552,343	578,844	593,500	(9)	(11)
Residential real estate	1,118,178	1,053,524	1,002,464	924,250	895,470	23	25
Premium finance receivables - commercial	3,368,423	2,988,788	2,841,659	2,885,327	2,833,452	37	19
Premium finance receivables - life insurance	4,634,478	4,555,369	4,541,794	4,398,971	4,302,288	4	8
Consumer and other	109,192	120,804	120,641	115,827	121,706	(19)	(10)
Total loans, net of unearned income	$25,304,659	$24,214,629	$23,820,691	$23,123,951	$22,610,560	13%	12%
Mix:
Commercial	33%	33%	33%	32%	32%
Commercial real estate	29	29	29	29	29
Home equity	2	2	2	3	3
Residential real estate	4	4	4	4	4
Premium finance receivables - commercial	13	12	12	12	12
Premium finance receivables - life insurance	18	19	19	19	19
Consumer and other	1	1	1	1	1
Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Annualized.

TABLE 2: COMMERCIAL AND COMMERCIAL REAL ESTATE LOAN PORTFOLIOS

	As of June 30, 2019
		% of Total Balance	Nonaccrual	> 90 Days Past Due and Still Accruing	Allowance For Loan Losses Allocation

(Dollars in thousands)	Balance
Commercial:
Commercial, industrial and other	$5,295,775	34.0%	$35,902	$488	$52,756
Franchise	926,521	6.0	11,076	—	8,314
Mortgage warehouse lines of credit	275,170	1.8	—	—	2,195
Asset-based lending	1,068,226	6.9	568	—	9,335
Leases	680,757	4.4	58	—	1,879
PCI - commercial loans (1)	24,325	0.2	—	1,451	414
Total commercial	$8,270,774	53.3%	$47,604	$1,939	$74,893
Commercial Real Estate:
Construction	$838,499	5.3%	$1,030	$—	$9,343
Land	145,639	0.9	1,226	—	4,193
Office	957,218	6.2	8,981	—	9,778
Industrial	956,530	6.2	368	—	6,591
Retail	976,201	6.3	6,867	—	6,515
Multi-family	1,240,067	8.0	296	—	11,983
Mixed use and other	2,035,099	13.0	2,107	—	14,813
PCI - commercial real estate (1)	126,991	0.8	—	5,124	54
Total commercial real estate	$7,276,244	46.7%	$20,875	$5,124	$63,270
Total commercial and commercial real estate	$15,547,018	100.0%	$68,479	$7,063	$138,163

Commercial real estate - collateral location by state:
Illinois	$5,505,290	75.7%
Wisconsin	740,288	10.2
Total primary markets	$6,245,578	85.9%
Indiana	179,977	2.5
Florida	60,343	0.8
Arizona	62,607	0.9
Michigan	37,271	0.5
California	68,497	0.9
Other	621,971	8.5
Total commercial real estate	$7,276,244	100.0%

(1)
Purchased credit impaired ("PCI") loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

TABLE 3: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	December 31, 2018 (1)	June 30, 2018
Balance:
Non-interest bearing	$6,719,958	$6,353,456	$6,569,880	$6,399,213	$6,520,724	5%	3%
NOW and interest bearing demand deposits	2,788,976	2,948,576	2,897,133	2,512,259	2,452,474	(8)	14
Wealth management deposits (2)	3,220,256	3,328,781	2,996,764	2,520,120	2,523,572	15	28
Money market	6,460,098	6,093,596	5,704,866	5,429,921	5,205,678	27	24
Savings	2,823,904	2,729,626	2,665,194	2,595,164	2,763,062	12	2
Time certificates of deposit	5,505,623	5,350,707	5,260,841	5,460,038	4,899,969	9	12
Total deposits	$27,518,815	$26,804,742	$26,094,678	$24,916,715	$24,365,479	11%	13%
Mix:
Non-interest bearing	24%	24%	25%	26%	27%
NOW and interest bearing demand deposits	10	11	11	10	10
Wealth management deposits (2)	12	12	12	10	11
Money market	24	23	22	22	21
Savings	10	10	10	10	11
Time certificates of deposit	20	20	20	22	20
Total deposits	100%	100%	100%	100%	100%

(1)	Annualized.

(2)
Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, CDEC, trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 4: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of June 30, 2019

(Dollars in thousands)	CDARs & Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$75,122	$32,378	$103,079	$745,645	$956,224	1.68%
4-6 months	—	22,108	—	653,009	675,117	1.78
7-9 months	—	22,094	—	778,564	800,658	2.04
10-12 months	—	10,439	—	1,072,876	1,083,315	2.19
13-18 months	—	15,064	—	520,874	535,938	2.17
19-24 months	—	9,844	—	850,748	860,592	2.71
24+ months	1,000	9,301	—	583,478	593,779	2.60
Total	$76,122	$121,228	$103,079	$5,205,194	$5,505,623	2.15%

(1)	This category of certificates of deposit is shown by contractual maturity date.

(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.

(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 5: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2019	2019	2018	2018	2018
Interest-bearing deposits with banks and cash equivalents (1)	$893,332	$897,629	$1,042,860	$998,004	$759,425
Investment securities (2)	3,653,580	3,630,577	3,347,496	3,046,272	2,890,828
FHLB and FRB stock	105,491	94,882	98,084	88,335	115,119
Liquidity management assets (6)	4,652,403	4,623,088	4,488,440	4,132,611	3,765,372
Other earning assets (3)(6)	15,719	13,591	16,204	17,862	21,244
Mortgage loans held-for-sale	281,732	188,190	265,717	380,235	403,967
Loans, net of unearned income (4)(6)	24,553,263	23,880,916	23,164,154	22,823,378	22,283,541
Total earning assets (6)	29,503,117	28,705,785	27,934,515	27,354,086	26,474,124
Allowance for loan losses	(164,231)	(157,782)	(154,438)	(148,503)	(147,192)
Cash and due from banks	273,679	283,019	271,403	268,006	270,240
Other assets	2,443,204	2,385,149	2,128,407	2,051,520	1,970,407
Total assets	$32,055,769	$31,216,171	$30,179,887	$29,525,109	$28,567,579

NOW and interest bearing demand deposits	$2,878,021	$2,803,338	$2,671,283	$2,519,445	$2,295,268
Wealth management deposits	2,605,690	2,614,035	2,289,904	2,517,141	2,365,191
Money market accounts	6,095,285	5,915,525	5,632,268	5,369,324	4,883,645
Savings accounts	2,752,828	2,715,422	2,553,133	2,672,077	2,702,665
Time deposits	5,322,384	5,267,796	5,381,029	5,214,637	4,557,187
Interest-bearing deposits	19,654,208	19,316,116	18,527,617	18,292,624	16,803,956
Federal Home Loan Bank advances	869,812	594,335	551,846	429,739	1,006,407
Other borrowings	419,064	465,571	385,878	268,278	240,066
Subordinated notes	220,771	139,217	139,186	139,155	139,125
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	21,417,421	20,768,805	19,858,093	19,383,362	18,443,120
Non-interest bearing deposits	6,487,627	6,444,378	6,542,228	6,461,195	6,539,731
Other liabilities	736,381	693,910	578,912	548,609	520,574
Equity	3,414,340	3,309,078	3,200,654	3,131,943	3,064,154
Total liabilities and shareholders’ equity	$32,055,769	$31,216,171	$30,179,887	$29,525,109	$28,567,579

Net free funds/contribution (5)	$8,085,696	$7,936,980	$8,076,422	$7,970,724	$8,031,004

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include non-accrual loans.

(5)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(6)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2019	2019	2018	2018	2018
Interest income:
Interest-bearing deposits with banks and cash equivalents	$5,206	$5,300	$5,628	$5,423	$3,244
Investment securities	28,290	28,521	27,242	22,285	20,454
FHLB and FRB stock	1,439	1,355	1,343	1,235	1,455
Liquidity management assets (2)	34,935	35,176	34,213	28,943	25,153
Other earning assets (2)	184	165	253	178	172
Mortgage loans held-for-sale	3,104	2,209	3,409	5,285	4,226
Loans, net of unearned income (2)	310,191	298,021	284,291	272,075	255,875
Total interest income	$348,414	$335,571	$322,166	$306,481	$285,426

Interest expense:
NOW and interest bearing demand deposits	$5,553	$4,613	$4,007	$2,479	$1,901
Wealth management deposits	7,091	7,000	7,119	8,287	6,992
Money market accounts	21,451	19,460	16,936	13,260	8,111
Savings accounts	4,959	4,249	3,096	2,907	2,709
Time deposits	27,970	25,654	24,817	21,803	15,580
Interest-bearing deposits	67,024	60,976	55,975	48,736	35,293
Federal Home Loan Bank advances	4,193	2,450	2,563	1,947	4,263
Other borrowings	3,525	3,633	3,199	2,003	1,698
Subordinated notes	2,806	1,775	1,788	1,773	1,787
Junior subordinated debentures	3,064	3,150	2,983	2,940	2,836
Total interest expense	$80,612	$71,984	$66,508	$57,399	$45,877

Less: Fully taxable-equivalent adjustment	(1,600)	(1,601)	(1,570)	(1,519)	(1,379)
Net interest income (GAAP) (1)	266,202	261,986	254,088	247,563	238,170
Fully taxable-equivalent adjustment	1,600	1,601	1,570	1,519	1,379
Net interest income, fully taxable-equivalent (non-GAAP) (1)	$267,802	$263,587	$255,658	$249,082	$239,549

(1)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

(2)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period. The total adjustments for the three months ended June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018 were $1.6 million, $1.6 million, $1.6 million, $1.5 million and $1.4 million, respectively.

TABLE 7: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	2.34%	2.39%	2.14%	2.16%	1.71%
Investment securities	3.11	3.19	3.23	2.90	2.84
FHLB and FRB stock	5.47	5.79	5.43	5.54	5.07
Liquidity management assets	3.01	3.09	3.02	2.78	2.68
Other earning assets	4.68	4.91	6.19	3.95	3.24
Mortgage loans held-for-sale	4.42	4.76	5.09	5.51	4.20
Loans, net of unearned income	5.07	5.06	4.87	4.73	4.61
Total earning assets	4.74%	4.74%	4.58%	4.45%	4.32%

Rate paid on:
NOW and interest bearing demand deposits	0.77%	0.67%	0.60%	0.39%	0.33%
Wealth management deposits	1.09	1.09	1.23	1.31	1.19
Money market accounts	1.41	1.33	1.19	0.98	0.67
Savings accounts	0.72	0.63	0.48	0.43	0.40
Time deposits	2.11	1.98	1.83	1.66	1.37
Interest-bearing deposits	1.37	1.29	1.20	1.06	0.84
Federal Home Loan Bank advances	1.93	1.67	1.84	1.80	1.70
Other borrowings	3.37	3.16	3.29	2.96	2.84
Subordinated notes	5.08	5.10	5.14	5.10	5.14
Junior subordinated debentures	4.78	4.97	4.60	4.54	4.42
Total interest-bearing liabilities	1.51%	1.40%	1.33%	1.17%	1.00%

Interest rate spread (1)(3)	3.23%	3.34%	3.25%	3.28%	3.32%
Less: Fully taxable-equivalent adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)
Net free funds/contribution (2)	0.41	0.38	0.38	0.33	0.31
Net interest margin (GAAP) (3)	3.62%	3.70%	3.61%	3.59%	3.61%
Fully taxable-equivalent adjustment	0.02	0.02	0.02	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (3)	3.64%	3.72%	3.63%	3.61%	3.63%

(1)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(2)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(3)	See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 8: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for six months ended,		Interest for six months ended,		Yield/Rate for six months ended,
(Dollars in thousands)	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Interest-bearing deposits with banks and cash equivalents (1)	$895,497	$754,725	$10,506	$6,040	2.37%	1.61%
Investment securities (2)	3,642,142	2,891,718	56,811	40,113	3.15	2.80
FHLB and FRB stock	100,187	110,293	2,794	2,753	5.62	5.04
Liquidity management assets (3)(8)	$4,637,826	$3,756,736	$70,111	$48,906	3.05%	2.63%
Other earning assets (3)(4)(8)	14,661	24,390	349	346	4.79	2.86
Mortgage loans held-for-sale	235,220	342,914	5,313	7,044	4.55	4.14
Loans, net of unearned income (3)(5)(8)	24,218,946	21,999,022	608,212	491,539	5.06	4.51
Total earning assets (8)	$29,106,653	$26,123,062	$683,985	$547,835	4.74%	4.23%
Allowance for loan losses	(161,024)	(145,161)
Cash and due from banks	278,324	262,408
Other assets	2,414,336	1,950,374
Total assets	$31,638,289	$28,190,683

NOW and interest bearing demand deposits	$2,840,886	$2,275,589	$10,166	$3,286	0.72%	0.29%
Wealth management deposits	2,609,839	2,307,983	14,091	12,433	1.09	1.09
Money market accounts	6,005,902	4,703,135	40,911	12,778	1.37	0.55
Savings accounts	2,734,228	2,757,911	9,208	5,440	0.68	0.40
Time deposits	5,295,241	4,440,299	53,624	27,905	2.04	1.27
Interest-bearing deposits	$19,486,096	$16,484,917	$128,000	$61,842	1.32%	0.76%
Federal Home Loan Bank advances	732,834	939,978	6,643	7,902	1.83	1.70
Other borrowings	442,189	251,532	7,158	3,397	3.26	2.72
Subordinated notes	180,219	139,110	4,581	3,560	5.08	5.12
Junior subordinated debentures	253,566	253,566	6,214	5,299	4.88	4.16
Total interest-bearing liabilities	$21,094,904	$18,069,103	$152,596	$82,000	1.46%	0.91%
Non-interest bearing deposits	6,466,122	6,589,511
Other liabilities	715,263	502,007
Equity	3,362,000	3,030,062
Total liabilities and shareholders’ equity	$31,638,289	$28,190,683
Interest rate spread (6)(8)					3.28%	3.32%
Less: Fully taxable-equivalent adjustment			(3,201)	(2,583)	(0.02)	(0.02)
Net free funds/contribution (7)	$8,011,749	$8,053,959			0.40	0.28
Net interest income/ margin (GAAP) (8)			$528,188	$463,252	3.66%	3.58%
Fully taxable-equivalent adjustment			3,201	2,583	0.02	0.02
Net interest income/ margin, fully taxable-equivalent (non-GAAP) (8)			$531,389	$465,835	3.68%	3.60%

(1)	Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.

(2)
Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.

(3)
Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on a marginal federal corporate tax rate in effect as of the applicable period. The total adjustments for the six months ended June 30, 2019 and 2018 were $3.2 million and $2.6 million respectively.

(4)	Other earning assets include brokerage customer receivables and trading account securities.

(5)	Loans, net of unearned income, include non-accrual loans.

(6)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(7)
Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(8)	See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance ratio.

TABLE 9: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
June 30, 2019	17.3%	8.9%	(10.2)%
March 31, 2019	14.9	7.8	(8.5)
December 31, 2018	15.6	7.9	(8.6)
September 30, 2018	18.1	9.1	(10.0)
June 30, 2018	19.3	9.7	(10.7)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
June 30, 2019	8.3%	4.3%	(4.6)%
March 31, 2019	6.7	3.5	(3.3)
December 31, 2018	7.4	3.8	(3.6)
September 30, 2018	8.5	4.3	(4.2)
June 30, 2018	8.7	4.5	(4.4)

These results indicate that the Company has positioned its balance sheet to benefit from a rise in interest rates. This analysis also indicates that the Company would benefit to a greater magnitude should a rise in interest rates be significant (i.e., 200 basis points) and immediate (Static Shock Scenario).

TABLE 10: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of June 30, 2019	One year or less	From one to five years	Over five years
(In thousands)				Total

Commercial
Fixed rate	174,882	1,151,480	795,619	2,121,981
Variable rate	6,142,234	6,418	141	6,148,793
Total commercial	$6,317,116	$1,157,898	$795,760	$8,270,774
Commercial real estate
Fixed rate	436,317	2,047,111	327,794	2,811,222
Variable rate	4,435,060	29,954	8	4,465,022
Total commercial real estate	$4,871,377	$2,077,065	$327,802	$7,276,244
Home equity
Fixed rate	21,140	8,325	9,019	38,484
Variable rate	488,886	—	—	488,886
Total home equity	$510,026	$8,325	$9,019	$527,370
Residential real estate
Fixed rate	28,796	20,535	238,940	288,271
Variable rate	50,646	336,681	442,580	829,907
Total residential real estate	$79,442	$357,216	$681,520	$1,118,178
Premium finance receivables - commercial
Fixed rate	3,302,806	65,617	—	3,368,423
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$3,302,806	$65,617	$—	$3,368,423
Premium finance receivables - life insurance
Fixed rate	12,537	116,560	10,389	139,486
Variable rate	4,494,992	—	—	4,494,992
Total premium finance receivables - life insurance	$4,507,529	$116,560	$10,389	$4,634,478
Consumer and other
Fixed rate	71,568	10,562	1,988	84,118
Variable rate	25,074	—	—	25,074
Total consumer and other	$96,642	$10,562	$1,988	$109,192

Total per category
Fixed rate	4,048,046	3,420,190	1,383,749	8,851,985
Variable rate	15,636,892	373,053	442,729	16,452,674
Total loans, net of unearned income	$19,684,938	$3,793,243	$1,826,478	$25,304,659

Variable Rate Loan Pricing by Index:
Prime				$2,308,201
One- month LIBOR				8,507,875
Three- month LIBOR				417,452
Twelve- month LIBOR				4,988,875
Other				230,271
Total variable rate				$16,452,674

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR
PRIME
3.30
3.10
2.90
2.70
2.50
2.30
2.10
1.90
1.70
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
6/30/18
7/31/18
8/31/18
9/30/18
10/31/18
11/30/18
12/31/18
1/31/19
2/28/19
3/31/19
4/30/19
5/31/19
6/30/19

	6/30/2018	7/31/2018	8/31/2018	9/30/2018	10/31/2018	11/30/2018	12/31/2018	1/31/2019	2/28/2019	3/31/2019	4/30/2019	5/31/2019	6/30/2019
1M Libor	2.09	2.08	2.11	2.26	2.31	2.35	2.50	2.51	2.49	2.49	2.48	2.43	2.40
3M Libor	2.34	2.34	2.32	2.40	2.56	2.74	2.81	2.74	2.62	2.60	2.58	2.50	2.32
12M Libor	2.76	2.82	2.84	2.92	3.08	3.12	3.01	2.98	2.86	2.71	2.72	2.51	2.18
Prime	5.00	5.00	5.00	5.25	5.25	5.25	5.50	5.50	5.50	5.50	5.50	5.50	5.50

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same increases as the Prime rate when the Federal Reserve raises interest rates.  Specifically, the Company has $8.5 billion of variable rate loans tied to one-month LIBOR and $5.0 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Points (bps) Change in
	Prime		1-month LIBOR		12-month LIBOR
Second Quarter 2019	+0	bps	-9	bps	-53	bps
First Quarter 2019	+0		-1		-30
Fourth Quarter 2018	+25		+24		+9
Third Quarter 2018	+25		+17		+16
Second Quarter 2018	+25		+21		+10

TABLE 11: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018	2019	2018
Allowance for loan losses at beginning of period	$158,212	$152,770	$149,756	$143,402	$139,503	$152,770	$137,905
Provision for credit losses	24,580	10,624	10,401	11,042	5,043	35,204	13,389
Other adjustments	(11)	(27)	(79)	(18)	(44)	(38)	(84)
Reclassification (to) from allowance for unfunded lending-related commitments	(70)	(16)	(150)	(2)	—	(86)	26
Charge-offs:
Commercial	17,380	503	6,416	3,219	2,210	17,883	4,897
Commercial real estate	326	3,734	219	208	155	4,060	968
Home equity	690	88	715	561	612	778	969
Residential real estate	287	3	267	337	180	290	751
Premium finance receivables - commercial	5,009	2,210	1,741	2,512	3,254	7,219	7,975
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	136	102	148	144	459	238	588
Total charge-offs	23,828	6,640	9,506	6,981	6,870	30,468	16,148
Recoveries:
Commercial	289	318	225	304	666	607	928
Commercial real estate	247	480	1,364	193	2,387	727	4,074
Home equity	68	62	105	142	171	130	294
Residential real estate	140	29	47	466	1,522	169	1,562
Premium finance receivables - commercial	734	556	567	1,142	975	1,290	1,360
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	60	56	40	66	49	116	96
Total recoveries	1,538	1,501	2,348	2,313	5,770	3,039	8,314
Net charge-offs	(22,290)	(5,139)	(7,158)	(4,668)	(1,100)	(27,429)	(7,834)
Allowance for loan losses at period end	$160,421	$158,212	$152,770	$149,756	$143,402	$160,421	$143,402
Allowance for unfunded lending-related commitments at period end	1,480	1,410	1,394	1,245	1,243	1,480	1,243
Allowance for credit losses at period end	$161,901	$159,622	$154,164	$151,001	$144,645	$161,901	$144,645

Annualized net charge-offs (recoveries) by category as a percentage of its own respective category’s average:
Commercial	0.85%	0.01%	0.33%	0.16%	0.09%	0.44%	0.11%
Commercial real estate	0.00	0.19	(0.07)	0.00	(0.14)	0.10	(0.09)
Home equity	0.47	0.02	0.43	0.28	0.29	0.25	0.22
Residential real estate	0.06	(0.01)	0.10	(0.06)	(0.64)	0.03	(0.20)
Premium finance receivables - commercial	0.55	0.23	0.16	0.19	0.34	0.40	0.51
Premium finance receivables - life insurance	—	—	—	—	—	—	—
Consumer and other	0.30	0.16	0.30	0.23	1.21	0.23	0.76
Total loans, net of unearned income	0.36%	0.09%	0.12%	0.08%	0.02%	0.23%	0.07%

Net charge-offs as a percentage of the provision for credit losses	90.68%	48.37%	68.82%	42.27%	21.80%	77.92%	58.51%
Loans at period-end	$25,304,659	$24,214,629	$23,820,691	$23,123,951	$22,610,560
Allowance for loan losses as a percentage of loans at period end	0.63%	0.65%	0.64%	0.65%	0.63%
Allowance for credit losses as a percentage of loans at period end	0.64	0.66	0.65	0.65	0.64

Provision for credit losses by component for the periods presented:

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018	2019	2018
Provision for loan losses	$24,510	$10,608	$10,251	$11,040	$5,043	$35,118	$13,415
Provision for unfunded lending-related commitments	70	16	150	2	—	86	(26)
Provision for credit losses	$24,580	$10,624	$10,401	$11,042	$5,043	$35,204	$13,389

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses for the Company’s core loan portfolio and consumer, niche and purchased loan portfolio, as of June 30, 2019 and March 31, 2019.

	As of June 30, 2019			As of March 31, 2019
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial: (1)
Commercial and industrial	$4,529,952	$49,451	1.09%	$4,460,202	$46,436	1.04%
Asset-based lending	1,066,231	9,335	0.88	1,037,632	8,868	0.85
Tax exempt	489,524	2,808	0.57	514,789	3,255	0.63
Leases	674,251	1,879	0.28	615,015	1,675	0.27
Commercial real estate: (1)
Residential construction	39,633	797	2.01	38,986	879	2.25
Commercial construction	792,782	8,523	1.08	759,826	8,240	1.08
Land	138,255	4,193	3.03	146,654	4,194	2.86
Office	925,150	9,778	1.06	891,365	6,266	0.70
Industrial	921,116	6,589	0.72	931,343	6,532	0.70
Retail	930,594	6,515	0.70	863,435	6,065	0.70
Multi-family	1,184,025	11,983	1.01	1,073,431	10,874	1.01
Mixed use and other	1,944,182	14,800	0.76	1,931,079	14,641	0.76
Home equity (1)	489,813	3,595	0.73	500,636	8,584	1.71
Residential real estate (1)	1,089,496	8,042	0.74	1,027,586	7,524	0.73
Total core loan portfolio	$15,215,004	$138,288	0.91%	$14,791,979	$134,033	0.91%
Commercial:
Franchise	$891,481	$8,255	0.93%	$834,911	$11,975	1.43%
Mortgage warehouse lines of credit	275,170	2,195	0.80	174,284	1,399	0.80
Community Advantage - homeowner associations	192,056	481	0.25	185,488	465	0.25
Aircraft	11,305	9	0.08	11,491	15	0.13
Purchased commercial loans (2)	140,804	480	0.34	160,379	550	0.34
Purchased commercial real estate (2)	400,507	92	0.02	337,386	159	0.05
Purchased home equity (2)	37,557	36	0.10	27,812	43	0.15
Purchased residential real estate (2)	28,682	104	0.36	25,938	106	0.41
Premium finance receivables
U.S. commercial insurance loans	2,914,625	6,789	0.23	2,620,703	6,251	0.24
Canada commercial insurance loans (2)	453,798	725	0.16	368,085	592	0.16
Life insurance loans (1)	4,487,921	1,426	0.03	4,389,599	1,376	0.03
Purchased life insurance loans (2)	146,557	—	—	165,770	—	—
Consumer and other (1)	105,966	1,538	1.45	117,561	1,246	1.06
Purchased consumer and other (2)	3,226	3	0.09	3,243	2	0.06
Total consumer, niche and purchased loan portfolio	$10,089,655	$22,133	0.22%	$9,422,650	$24,179	0.26%
Total loans, net of unearned income	$25,304,659	$160,421	0.63%	$24,214,629	$158,212	0.65%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.

(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

TABLE 13: LOAN PORTFOLIO AGING

		90+ days	60-89	30-59
As of June 30, 2019		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial (1)	$47,604	$1,939	$5,283	$16,102	$8,199,846	$8,270,774
Commercial real estate (1)	20,875	5,124	11,199	72,987	7,166,059	7,276,244
Home equity	8,489	—	321	2,155	516,405	527,370
Residential real estate (1)	14,236	1,867	1,306	1,832	1,098,937	1,118,178
Premium finance receivables - commercial	13,833	6,940	17,977	16,138	3,313,535	3,368,423
Premium finance receivables - life insurance (1)	590	—	18,580	19,673	4,595,635	4,634,478
Consumer and other (1)	220	235	242	227	108,268	109,192
Total loans, net of unearned income	$105,847	$16,105	$54,908	$129,114	$24,998,685	$25,304,659
Aging as a % of Loan Balance:
Commercial (1)	0.6%	—%	0.1%	0.2%	99.1%	100.0%
Commercial real estate (1)	0.3	0.1	0.2	1.0	98.4	100.0
Home equity	1.6	—	0.1	0.4	97.9	100.0
Residential real estate (1)	1.3	0.2	0.1	0.2	98.2	100.0
Premium finance receivables - commercial	0.4	0.2	0.5	0.5	98.4	100.0
Premium finance receivables - life insurance (1)	—	—	0.4	0.4	99.2	100.0
Consumer and other (1)	0.2	0.2	0.2	0.2	99.2	100.0
Total loans, net of unearned income	0.4%	0.1%	0.2%	0.5%	98.8%	100.0%

(1)
Including PCI loans. PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

		90+ days	60-89	30-59
As of March 31, 2019		and still	days past	days past
(Dollars in thousands)	Nonaccrual	accruing	due	due	Current	Total Loans
Loan Balances:
Commercial (1)	$55,792	$2,499	$1,787	$49,700	$7,884,413	$7,994,191
Commercial real estate (1)	15,933	4,265	5,612	54,872	6,892,823	6,973,505
Home equity	7,885	—	810	4,315	515,438	528,448
Residential real estate (1)	15,879	1,481	509	11,112	1,024,543	1,053,524
Premium finance receivables - commercial	14,797	6,558	5,628	20,767	2,941,038	2,988,788
Premium finance receivables - life insurance (1)	—	168	4,788	35,046	4,515,367	4,555,369
Consumer and other (1)	326	280	47	350	119,801	120,804
Total loans, net of unearned income	$110,612	$15,251	$19,181	$176,162	$23,893,423	$24,214,629
Aging as a % of Loan Balance:
Commercial (1)	0.7%	0.0%	0.0%	0.6%	98.7%	100.0%
Commercial real estate (1)	0.2	0.1	0.1	0.8	98.8	100.0
Home equity	1.5	—	0.2	0.8	97.5	100.0
Residential real estate (1)	1.5	0.1	—	1.1	97.3	100.0
Premium finance receivables - commercial	0.5	0.2	0.2	0.7	98.4	100.0
Premium finance receivables - life insurance (1)	—	—	0.1	0.8	99.1	100.0
Consumer and other (1)	0.3	0.2	—	0.3	99.2	100.0
Total loans, net of unearned income	0.5%	0.1%	0.1%	0.7%	98.6%	100.0%

(1)
Including PCI loans. PCI loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

TABLE 14: NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018
Loans past due greater than 90 days and still accruing (1):
Commercial	$488	$—	$—	$5,122	$—
Commercial real estate	—	—	—	—	—
Home equity	—	—	—	—	—
Residential real estate	—	30	—	—	—
Premium finance receivables - commercial	6,940	6,558	7,799	7,028	5,159
Premium finance receivables - life insurance	—	168	—	—	—
Consumer and other	172	218	109	233	224
Total loans past due greater than 90 days and still accruing	7,600	6,974	7,908	12,383	5,383
Non-accrual loans (2):
Commercial	47,604	55,792	50,984	58,587	18,388
Commercial real estate	20,875	15,933	19,129	17,515	19,195
Home equity	8,489	7,885	7,147	8,523	9,096
Residential real estate	14,236	15,879	16,383	16,062	15,825
Premium finance receivables - commercial	13,833	14,797	11,335	13,802	14,832
Premium finance receivables - life insurance	590	—	—	—	—
Consumer and other	220	326	348	355	563
Total non-accrual loans	105,847	110,612	105,326	114,844	77,899
Total non-performing loans:
Commercial	48,092	55,792	50,984	63,709	18,388
Commercial real estate	20,875	15,933	19,129	17,515	19,195
Home equity	8,489	7,885	7,147	8,523	9,096
Residential real estate	14,236	15,909	16,383	16,062	15,825
Premium finance receivables - commercial	20,773	21,355	19,134	20,830	19,991
Premium finance receivables - life insurance	590	168	—	—	—
Consumer and other	392	544	457	588	787
Total non-performing loans	$113,447	$117,586	$113,234	$127,227	$83,282
Other real estate owned	9,920	9,154	11,968	14,924	18,925
Other real estate owned - from acquisitions	9,917	12,366	12,852	13,379	16,406
Other repossessed assets	263	270	280	294	305
Total non-performing assets	$133,547	$139,376	$138,334	$155,824	$118,918
TDRs performing under the contractual terms of the loan agreement	$45,862	$48,305	$33,281	$31,487	$57,249
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.58%	0.70%	0.65%	0.85%	0.25%
Commercial real estate	0.29	0.23	0.28	0.26	0.29
Home equity	1.61	1.49	1.29	1.47	1.53
Residential real estate	1.27	1.51	1.63	1.74	1.77
Premium finance receivables - commercial	0.62	0.71	0.67	0.72	0.71
Premium finance receivables - life insurance	0.01	—	—	—	—
Consumer and other	0.36	0.45	0.38	0.51	0.65
Total loans, net of unearned income	0.45%	0.49%	0.48%	0.55%	0.37%
Total non-performing assets as a percentage of total assets	0.40%	0.43%	0.44%	0.52%	0.40%
Allowance for loan losses as a percentage of total non-performing loans	141.41%	134.55%	134.92%	117.71%	172.19%

(1)
Loans past due greater than 90 days and still accruing interest included TDRs totaling $5.1 million as of September 30, 2018. As of June 30, 2019, March 31, 2019, December 31, 2018 and June 30, 2018, no TDRs were past due greater than 90 days and still accruing interest.

(2)
Non-accrual loans included TDRs totaling $30.1 million, $40.1 million, $32.8 million, $34.7 million and $8.1 million as of June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018 and June 30, 2018, respectively.

Non-performing Loans Rollforward, excluding PCI loans:

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018	2019	2018
Balance at beginning of period	$117,586	$113,234	$127,227	$83,282	$89,690	$113,234	$90,162
Additions, net	20,567	24,030	18,553	56,864	10,403	44,597	17,011
Return to performing status	(47)	(14,077)	(6,155)	(3,782)	(759)	(14,124)	(4,512)
Payments received	(5,438)	(4,024)	(16,437)	(6,212)	(4,589)	(9,462)	(7,158)
Transfer to OREO and other repossessed assets	(1,486)	(82)	(970)	(659)	(3,528)	(1,568)	(5,509)
Charge-offs	(16,817)	(3,992)	(7,161)	(3,108)	(1,968)	(20,809)	(5,523)
Net change for niche loans (1)	(918)	2,497	(1,823)	842	(5,967)	1,579	(1,189)
Balance at end of period	$113,447	$117,586	$113,234	$127,227	$83,282	$113,447	$83,282

(1)	This includes activity for premium finance receivables and indirect consumer loans.

TDRs

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018
Accruing TDRs:
Commercial	$15,923	$19,650	$8,545	$8,794	$37,560
Commercial real estate	12,646	14,123	13,895	14,160	15,086
Residential real estate and other	17,293	14,532	10,841	8,533	4,603
Total accrual	$45,862	$48,305	$33,281	$31,487	$57,249
Non-accrual TDRs: (1)
Commercial	$21,850	$34,390	$27,774	$30,452	$1,671
Commercial real estate	2,854	1,517	1,552	1,326	1,362
Residential real estate and other	5,435	4,150	3,495	2,954	5,028
Total non-accrual	$30,139	$40,057	$32,821	$34,732	$8,061
Total TDRs:
Commercial	$37,773	$54,040	$36,319	$39,246	$39,231
Commercial real estate	15,500	15,640	15,447	15,486	16,448
Residential real estate and other	22,728	18,682	14,336	11,487	9,631
Total TDRs	$76,001	$88,362	$66,102	$66,219	$65,310

(1)	Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018
Balance at beginning of period	$21,520	$24,820	$28,303	$35,331	$36,598
Disposals/resolved	(2,397)	(2,758)	(3,848)	(7,291)	(4,557)
Transfers in at fair value, less costs to sell	1,746	32	997	349	4,801
Additions from acquisition	—	—	160	1,418	—
Fair value adjustments	(1,032)	(574)	(792)	(1,504)	(1,511)
Balance at end of period	$19,837	$21,520	$24,820	$28,303	$35,331

	Period End
	June 30,	March 31,	December 31,	September 30,	June 30,
Balance by Property Type:	2019	2019	2018	2018	2018
Residential real estate	$1,312	$3,037	$3,446	$3,735	$5,155
Residential real estate development	1,282	1,139	1,426	1,952	2,205
Commercial real estate	17,243	17,344	19,948	22,616	27,971
Total	$19,837	$21,520	$24,820	$28,303	$35,331

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q2 2019 compared to Q1 2019		Q2 2019 compared to Q2 2018
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018	$ Change	% Change	$ Change	% Change
Brokerage	$4,764	$4,516	$4,997	$5,579	$5,784	$248	5%	$(1,020)	(18)%
Trust and asset management	19,375	19,461	17,729	17,055	16,833	(86)	—	2,542	15
Total wealth management	$24,139	$23,977	$22,726	$22,634	$22,617	$162	1%	$1,522	7%
Mortgage banking	37,411	18,158	24,182	42,014	39,834	19,253	106	(2,423)	(6)
Service charges on deposit accounts	9,277	8,848	9,065	9,331	9,151	429	5	126	1
Gains (losses) on investment securities, net	864	1,364	(2,649)	90	12	(500)	(37)	852	NM
Fees from covered call options	643	1,784	626	627	669	(1,141)	(64)	(26)	(4)
Trading (losses) gains, net	(44)	(171)	(155)	(61)	124	127	(74)	(168)	NM
Operating lease income, net	11,733	10,796	10,882	9,132	8,746	937	9	2,987	34
Other:
Interest rate swap fees	3,224	2,831	2,602	2,359	3,829	393	14	(605)	(16)
BOLI	1,149	1,591	(466)	3,190	1,544	(442)	(28)	(395)	NM
Administrative services	1,009	1,030	1,260	1,099	1,205	(21)	(2)	(196)	(16)
Foreign currency remeasurement gains (losses)	113	464	(1,149)	348	(544)	(351)	(76)	657	NM
Early pay-offs of capital leases	—	5	3	11	554	(5)	(100)	(554)	(100)
Miscellaneous	8,640	10,980	8,381	9,156	7,492	(2,340)	(21)	1,148	15
Total Other	$14,135	$16,901	$10,631	$16,163	$14,080	$(2,766)	(16)%	$55	—%
Total Non-Interest Income	$98,158	$81,657	$75,308	$99,930	$95,233	$16,501	20%	$2,925	3%
NM - Not meaningful.

	Six Months Ended
	June 30,	June 30,	$	%
(Dollars in thousands)	2019	2018	Change	Change
Brokerage	$9,280	$11,815	$(2,535)	(21)%
Trust and asset management	38,836	33,788	5,048	15
Total wealth management	48,116	45,603	2,513	6
Mortgage banking	55,569	70,794	(15,225)	(22)
Service charges on deposit accounts	18,125	18,008	117	1
Gains on investment securities, net	2,228	(339)	2,567	NM
Fees from covered call options	2,427	2,266	161	7
Trading (losses) gains, net	(215)	227	(442)	NM
Operating lease income, net	22,529	18,437	4,092	22
Other:
Interest rate swap fees	6,055	6,066	(11)	—
BOLI	2,740	2,258	482	21
Administrative services	2,039	2,266	(227)	(10)
Foreign currency remeasurement gain (loss)	577	(872)	1,449	NM
Early pay-offs of leases	5	587	(582)	(99)
Miscellaneous	19,620	15,611	4,009	26
Total Other	31,036	25,916	5,120	20
Total Non-Interest Income	$179,815	$180,912	$(1,097)	(1)%
NM - Not meaningful.

TABLE 16: MORTGAGE BANKING REVENUE

	Three Months Ended					Six Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Originations:
Retail originations	$669,510	$365,602	$463,196	$642,213	$769,279	$1,035,112	$1,309,190
Correspondent originations	182,966	148,100	289,101	310,446	122,986	331,066	249,450
Veterans First originations	301,324	164,762	175,483	199,774	204,108	466,086	316,585
Total originations for sale (A)	$1,153,800	$678,464	$927,780	$1,152,433	$1,096,373	$1,832,264	$1,875,225
Originations for investment	106,237	93,689	93,275	54,172	68,234	199,926	111,483
Total originations	$1,260,037	$772,153	$1,021,055	$1,206,605	$1,164,607	$2,032,190	$1,986,708

Purchases as a percentage of originations for sale	63%	67%	71%	76%	80%	64%	77%
Refinances as a percentage of originations for sale	37	33	29	24	20	36	23
Total	100%	100%	100%	100%	100%	100%	100%

Production Margin:
Production revenue (B) (1)	$29,895	$16,606	$18,657	$25,253	$27,814	$46,501	$48,340
Production margin (B / A)	2.59%	2.45%	2.01%	2.19%	2.54%	2.54%	2.58%

Mortgage Servicing:
Loans serviced for others (C)	$7,515,186	$7,014,269	$6,545,870	$5,904,300	$5,228,699
MSRs, at fair value (D)	72,850	71,022	75,183	74,530	63,194
Percentage of MSRs to loans serviced for others (D / C)	0.97%	1.01%	1.15%	1.26%	1.21%

Components of Mortgage Banking Revenue:
Production revenue	$29,895	$16,606	$18,657	$25,253	$27,814	$46,501	$48,340
MSR - current period capitalization	9,802	6,580	9,683	11,340	7,889	16,382	12,048
MSR - collection of expected cash flows - paydowns	(457)	(505)	(496)	(689)	(639)	(962)	(1,082)
MSR - collection of expected cash flows - payoffs	(3,619)	(1,492)	(896)	(392)	(725)	(5,111)	(1,484)
MSR - changes in fair value model assumptions	(4,305)	(8,744)	(7,638)	1,077	2,097	(13,049)	6,230
Gain on derivative contract held as an economic hedge, net	920	—	—	—	—	920	—
MSR valuation adjustment, net of gain on derivative contract held as an economic hedge	(3,385)	(8,744)	(7,638)	1,077	2,097	(12,129)	6,230
Servicing income	5,460	5,460	4,917	3,942	3,505	10,920	6,410
Other	(285)	253	(45)	1,483	(107)	(32)	332
Total mortgage banking revenue	$37,411	$18,158	$24,182	$42,014	$39,834	$55,569	$70,794

(1)
Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q2 2019 compared to Q1 2019		Q2 2019 compared to Q2 2018
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2019	2019	2018	2018	2018	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$75,360	$74,037	$67,708	$69,893	$66,976	$1,323	2%	$8,384	13%
Commissions and incentive compensation	36,486	31,599	33,656	34,046	35,907	4,887	15	579	2
Benefits	21,886	20,087	20,747	19,916	18,792	1,799	9	3,094	16
Total salaries and employee benefits	133,732	125,723	122,111	123,855	121,675	8,009	6	12,057	10
Equipment	12,759	11,770	11,523	10,827	10,527	989	8	2,232	21
Operating lease equipment depreciation	8,768	8,319	8,462	7,370	6,940	449	5	1,828	26
Occupancy, net	15,921	16,245	15,980	14,404	13,663	(324)	(2)	2,258	17
Data processing	6,204	7,525	8,447	9,335	8,752	(1,321)	(18)	(2,548)	(29)
Advertising and marketing	12,845	9,858	9,414	11,120	11,782	2,987	30	1,063	9
Professional fees	6,228	5,556	9,259	9,914	6,484	672	12	(256)	(4)
Amortization of other intangible assets	2,957	2,942	1,407	1,163	997	15	1	1,960	NM
FDIC insurance	4,127	3,576	4,044	4,205	4,598	551	15	(471)	(10)
OREO expense, net	1,290	632	1,618	596	980	658	NM	310	32
Other:
Commissions - 3rd party brokers	749	718	779	1,059	1,174	31	4	(425)	(36)
Postage	2,606	2,450	2,047	2,205	2,567	156	6	39	2
Miscellaneous	21,421	19,060	16,242	17,584	16,630	2,361	12	4,791	29
Total other	24,776	22,228	19,068	20,848	20,371	2,548	11	4,405	22
Total Non-Interest Expense	$229,607	$214,374	$211,333	$213,637	$206,769	$15,233	7%	$22,838	11%
NM - Not meaningful.

	Six Months Ended
	June 30,	June 30,	$	%
(Dollars in thousands)	2019	2018	Change	Change
Salaries and employee benefits:
Salaries	$149,397	$128,962	$20,435	16%
Commissions and incentive compensation	68,085	67,856	229	—
Benefits	41,973	37,293	4,680	13
Total salaries and employee benefits	259,455	234,111	25,344	11
Equipment	24,529	20,599	3,930	19
Operating lease equipment depreciation	17,087	13,473	3,614	27
Occupancy, net	32,166	27,430	4,736	17
Data processing	13,729	17,245	(3,516)	(20)
Advertising and marketing	22,703	20,606	2,097	10
Professional fees	11,784	13,133	(1,349)	(10)
Amortization of other intangible assets	5,899	2,001	3,898	NM
FDIC insurance	7,703	8,960	(1,257)	(14)
OREO expense, net	1,922	3,906	(1,984)	(51)
Other:
Commissions - 3rd party brokers	1,467	2,426	(959)	(40)
Postage	5,056	4,433	623	14
Miscellaneous	40,481	32,795	7,686	23
Total other	47,004	39,654	7,350	19
Total Non-Interest Expense	$443,981	$401,118	$42,863	11%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share and return on average tangible common equity. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability.

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars and shares in thousands)	2019	2019	2018	2018	2018	2019	2018
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$346,814	$333,970	$320,596	$304,962	$284,047	$680,784	$545,252
Taxable-equivalent adjustment:
- Loans	1,031	1,034	980	941	812	2,065	1,482
- Liquidity Management Assets	568	565	586	575	566	1,133	1,097
- Other Earning Assets	1	2	4	3	1	3	4
(B) Interest Income (non-GAAP)	$348,414	$335,571	$322,166	$306,481	$285,426	$683,985	$547,835
(C) Interest Expense (GAAP)	$80,612	$71,984	$66,508	$57,399	$45,877	$152,596	$82,000
(D) Net Interest Income (GAAP) (A minus C)	$266,202	$261,986	$254,088	$247,563	$238,170	$528,188	$463,252
(E) Net Interest Income (non-GAAP) (B minus C)	$267,802	$263,587	$255,658	$249,082	$239,549	$531,389	$465,835
Net interest margin (GAAP)	3.62%	3.70%	3.61%	3.59%	3.61%	3.66%	3.58%
Net interest margin, fully taxable-equivalent (non-GAAP)	3.64%	3.72%	3.63%	3.61%	3.63%	3.68%	3.60%
(F) Non-interest income	$98,158	$81,657	$75,308	$99,930	$95,233	$179,815	$180,912
(G) Gains (losses) on investment securities, net	864	1,364	(2,649)	90	12	2,228	(339)
(H) Non-interest expense	229,607	214,374	211,333	213,637	206,769	443,981	401,118
Efficiency ratio (H/(D+F-G))	63.17%	62.63%	63.65%	61.50%	62.02%	62.91%	62.24%
Efficiency ratio (non-GAAP) (H/(E+F-G))	62.89%	62.34%	63.35%	61.23%	61.76%	62.62%	61.99%

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity	$3,446,950	$3,371,972	$3,267,570	$3,179,822	$3,106,871
Less: Non-convertible preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
Less: Intangible assets	(631,499)	(620,224)	(622,565)	(564,938)	(531,371)
(I) Total tangible common shareholders’ equity	$2,690,451	$2,626,748	$2,520,005	$2,489,884	$2,450,500
(J) Total assets	$33,641,769	$32,358,621	$31,244,849	$30,142,731	$29,464,588
Less: Intangible assets	(631,499)	(620,224)	(622,565)	(564,938)	(531,371)
(K) Total tangible assets	$33,010,270	$31,738,397	$30,622,284	$29,577,793	$28,933,217
Common equity to assets ratio (GAAP) (L/J)	9.9%	10.0%	10.1%	10.1%	10.1%
Tangible common equity ratio (non-GAAP) (I/K)	8.2%	8.3%	8.2%	8.4%	8.5%

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,	June 30,
(Dollars and shares in thousands)	2019	2019	2018	2018	2018	2019	2018
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$3,446,950	$3,371,972	$3,267,570	$3,179,822	$3,106,871
Less: Preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(L) Total common equity	$3,321,950	$3,246,972	$3,142,570	$3,054,822	$2,981,871
(M) Actual common shares outstanding	56,668	56,639	56,408	56,377	56,329
Book value per common share (L/M)	$58.62	$57.33	$55.71	$54.19	$52.94
Tangible book value per common share (non-GAAP) (I/M)	$47.48	$46.38	$44.67	$44.16	$43.50

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$79,416	$87,096	$77,607	$89,898	$87,530	$166,512	$167,461
Add: Intangible asset amortization	2,957	2,942	1,407	1,163	997	5,899	2,001
Less: Tax effect of intangible asset amortization	(771)	(731)	(366)	(292)	(263)	(1,502)	(506)
After-tax intangible asset amortization	2,186	2,211	1,041	871	734	4,397	1,495
(O) Tangible net income applicable to common shares (non-GAAP)	$81,602	$89,307	$78,648	$90,769	$88,264	$170,909	$168,956
Total average shareholders' equity	$3,414,340	$3,309,078	$3,200,654	$3,131,943	$3,064,154	$3,362,000	$3,030,062
Less: Average preferred stock	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)	(125,000)
(P) Total average common shareholders' equity	$3,289,340	$3,184,078	$3,075,654	$3,006,943	$2,939,154	$3,237,000	$2,905,062
Less: Average intangible assets	(624,794)	(622,240)	(574,757)	(547,552)	(533,496)	(623,524)	(535,077)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$2,664,546	$2,561,838	$2,500,897	$2,459,391	$2,405,658	$2,613,476	$2,369,985
Return on average common equity, annualized (N/P)	9.68%	11.09%	10.01%	11.86%	11.94%	10.37%	11.62%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	12.28%	14.14%	12.48%	14.64%	14.72%	13.19%	14.38%

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, Wintrust Bank in Chicago, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin.

The banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Buffalo Grove, Cary, Clarendon Hills, Crete, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rogers Park, Rolling Meadows, Roselle, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Monroe, Pewaukee, Racine, Sharon, Wales, Walworth and Wind Lake, Wisconsin, in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:

•
FIRST Insurance Funding, a division of Lake Forest Bank & Trust Company, N.A., and Wintrust Life Finance, a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.

•
Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•
Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

•	Wintrust Asset Finance offers direct leasing opportunities.

•	CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2018 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•
economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	negative effects suffered by us or our customers resulting from changes in U.S. trade policies;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•	inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;

•
changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•
competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions;

•	harm to the Company’s reputation;

•	any negative perception of the Company’s financial strength;

•	ability of the Company to raise additional capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;

•	failure or breaches of our security systems or infrastructure, or those of third parties;

•	security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;

•	adverse effects on our information technology systems resulting from failures, human error or cyberattacks;

•	adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;

•	increased costs as a result of protecting our customers from the impact of stolen debit card information;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the expenses and delayed returns inherent in opening new branches and de novo banks;

•	examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;

•	changes in accounting standards, rules and interpretations such as the new CECL standard, and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	uncertainty about the future of LIBOR;

•	a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;

•	legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies;

•	a lowering of our credit rating;

•	changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet as a result of the end of its program of quantitative easing or otherwise;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;

•	the impact of heightened capital requirements;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its credit facility; and

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call at 1:00 p.m. (Central Time) on Tuesday, July 16, 2019 regarding second quarter 2019 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #2183197. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the second quarter 2019 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.